                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------

                                 SCHEDULE 14D-9
                      Solicitation/Recommendation Statement
                             under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                                NTS-Properties VI
                            (Name of Subject Company)

                                NTS-Properties VI
                       (Names of Person Filing Statement)

                          LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                    62942E407
                      (CUSIP Number of Class of Securities)

                     J.D. Nichols, Managing General Partner
                                       of
                          NTS-PROPERTIES ASSOCIATES VI
                             10172 Linn Station Road
                           Louisville, Kentucky 40223
                                 (502) 426-4800
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

                                    Copy to:

                               Mark Borrelli, Esq.
                             Shefsky & Froelich Ltd.
                      444 North Michigan Avenue, Suite 2500
                             Chicago, Illinois 60611
                                 (312) 836-4014

[  ]  Check the box if the filing relates solely to preliminary  communications made before the commencement of a tender offer.

Item 1.  Subject Company Information

     (a) The name of the  subject  company  is  NTS-Properties  VI,  a  Maryland limited partnership (the "Partnership").  The Partnership's  principal executive offices are located at 10172 Linn Station Road,  Louisville,  Kentucky 40223 and
its telephone number is (502) 426-4800.

     (b) The subject class of equity securities is limited partnership interests in the  Partnership  (the  "Interests").  As of the  date  of  this  Offer,  the
Partnership had 38,994 outstanding Interests held by 2,845 holders of record.

Item 2. Identity and Background of Filing Person.

     (a) The name and business address of the  Partnership,  which is the person filing this Schedule 14D-9, are set forth in Item 1 above.

     (d) This Schedule 14D-9 relates to an Offer to Purchase dated June 25, 2001
(the "Offer to Purchase") by the Partnership and ORIG, LLC ("ORIG"),  a Kentucky
limited  liability company and affiliate of the Partnership  (collectively,  the
"Offerors"), to purchase for cash up to 200 Interests from limited partners that are not affiliates of the Offerors, at a price of $380 per Interest,  subject to the terms and  conditions  set forth in the Offer to  Purchase  and the  related
Letter of  Transmittal  (which,  together  with any  amendments  or  supplements thereto,  constitute  the  "Offer")  included  as exhibits to a Schedule TO (the
"Schedule TO") filed by the Offerors, along with additional bidders J.D. Nichols and Brian F. Lavin,  on June 25,  2001.  The Offer to Purchase and the Letter of
Transmittal  have been  included as Exhibit  (a)(1)(i)  and  (a)(1)(ii)  hereto, respectively,  and each is incorporated  herein by reference where  specifically indicated.

     The  Offerors  amended and restated the Offer to Purchase on July 30, 2001.
The  Partnership  sent a notice to the  limited  partners  dated  July 30,  2001 notifying  them that the Offer to Purchase  has been amended and  restated.  The
Offerors,  along with additional  bidders J.D. Nichols and Brian F. Lavin, filed
Amendment  No. 1 to the  Schedule  TO on July 30,  2001.  The  notice to limited partners dated July 30, 2001 and the Amended and Restated Offer to Purchase have been included as Exhibits (a)(1)(vi) and (a)(1)(vii) hereto,  respectively,  and each is incorporated herein by reference where specifically indicated.

Item 3. Past Contacts, Transactions, Negotiations and Agreements.

     Information  contained in Section 11 of the Amended and  Restated  Offer to
Purchase is incorporated herein by this reference.

Item 4.  The Solicitation or Recommendation.

     (a)-(b)  Information  contained  in the "Risk  Factors"  of the Amended and
Restated Offer to Purchase is incorporated herein by this reference.

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     (c) Information  contained in the Introduction and Section 1 of the Amended and Restated Offer to Purchase is incorporated herein by this reference.

Item 5.  Persons/Assets, Retained, Employed, Compensated or Used.

     (a)  Information  contained in Section 15 of the Amended and Restated Offer to Purchase is incorporated herein by this reference.

Item 6. Interest in Securities of the Subject Company.

     (b)  Information  contained in Section 13 of the Amended and Restated Offer to Purchase is incorporated herein by this reference.

Item 7.  Purpose of the Transaction and Plans or Proposals.

     (d)(1) Information contained in Section 1 of the Amended and Restated Offer to Purchase is incorporated herein by this reference.

     (d)(2) Not Applicable.

Item 8.  Additional Information.

     (b) None.

Item 9.  Material to be Filed as Exhibits.

     (a)(1)(i) Offer to Purchase dated June 25, 2001  (Incorporated by reference to Exhibit  (a)(1)(i) to Schedule TO filed by the  Partnership,  ORIG,
          J.D. Nichols and Brian F. Lavin on June 25, 2001).

     (a)(1)(ii) Form of Letter of  Transmittal  (Incorporated  by  reference  to
          Exhibit (a)(1)(ii) to Schedule TO filed by the Partnership, ORIG, J.D.
          Nichols and Brian F. Lavin on June 25, 2001).

     (a)(1)(iii) Form of Affidavit  and  Indemnification  Agreement  for Missing
          Certificate(s)  of  Ownership  (Incorporated  by  reference to Exhibit
          (a)(1)(iii)  to  Schedule  TO filed  by the  Partnership,  ORIG,  J.D.
          Nichols and Brian F. Lavin on June 25, 2001).

     (a)(1)(iv) Form of Letter to Limited Partners (Incorporated by reference to
          Exhibit (a)(1)(iv) to Schedule TO filed by the Partnership, ORIG, J.D.
          Nichols and Brian F. Lavin on June 25, 2001).

     (a)(1)(v) Substitute Form W-9 with Guidelines (Incorporated by reference to
          Exhibit (a)(1)(v) to Schedule TO filed by the Partnership,  ORIG, J.D.
          Nichols and Brian F. Lavin on June 25, 2001).

     (a)(1)(vi) Notice sent by the  Partnership  to Limited  Partners dated July
          30, 2001 (Incorporated by reference to Exhibit (a)(1)(vi) to Amendment
          No. 1 to

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     Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin
     on July 30, 2001).

     (a)(1)(vii) Amended and Restated Offer to Purchase sent by the  Partnership to Limited  Partners on July 30, 2001  (Incorporated  by  reference to
          Exhibit  (a)(1)(vii)  to  Amendment  No. 1 to Schedule TO filed by the
          Partnership, ORIG, J.D. Nichols and Brian F. Lavin on July 30, 2001).

     (a)(2) None.

     (a)(3) None.

     (a)(4) None.

     (a)(5) None.

     (e)  Section 11 of the Amended and Restated  Offer to Purchase  sent by the
          Partnership  to Limited  Partners  on July 30, 2001  (Incorporated  by
          reference to Exhibit  (a)(1)(vii)  to  Amendment  No. 1 to Schedule TO
          filed by the  Partnership,  ORIG,  J.D.  Nichols and Brian F. Lavin on
          July 30, 2001).

     (g)  None.

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                                    SIGNATURE

     After due inquiry  and to the best of my  knowledge  and belief,  I certify that the information set forth in this statement is true, complete and correct.

Date:    July 30, 2001      NTS-PROPERTIES VI, a Maryland limited
                            partnership

                            By:      NTS-PROPERTIES ASSOCIATES VI, a
                                     Kentucky limited partnership and General
                                     Partner

                            By:       /s/ J.D. Nichols
                                     ------------------------------------------
                                     J.D. Nichols, Managing General Partner

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                                    EXHIBITS

Exhibit
Number     Description
------     -----------

(a)(1)(i) Offer to Purchase  dated June 25, 2001  (Incorporated  by reference to
     Exhibit  (a)(1)(i)  to Schedule  TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on June 25, 2001).

(a)(1)(ii) Form of Letter of Transmittal  (Incorporated  by reference to Exhibit
     (a)(1)(ii) to Schedule TO filed by the Partnership,  ORIG, J.D. Nichols and
     Brian F. Lavin on June 25, 2001).

(a)(1)(iii)  Form  of  Affidavit  and  Indemnification   Agreement  for  Missing
     Certificate(s)   of  Ownership   (Incorporated   by  reference  to  Exhibit
     (a)(1)(iiii) to Schedule TO filed by the  Partnership,  ORIG, J.D.  Nichols and Brian F. Lavin on June 25, 2001).

(a)(1)(iv) Form of Letter to Limited  Partners  (Incorporated  by  reference  to
     Exhibit  (a)(1)(iv)  to Schedule TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on June 25, 2001).

(a)(1)(v)  Substitute  Form W-9 with  Guidelines  (Incorporated  by reference to
     Exhibit  (a)(1)(v)  to Schedule  TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on June 25, 2001).

(a)(1)(vi) Notice sent by the  Partnership  to Limited  Partners  dated July 30,
     2001(Incorporated  by reference to Exhibit (a)(1)(vi) to Amendment No. 1 to
     Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin
     on July 30, 2001).

(a)(1)(vii)  Amended and Restated  Offer to Purchase sent by the  Partnership to
     Limited  Partners on July 30, 2001  (Incorporated  by  reference to Exhibit
     (a)(1)(vii)  to  Amendment  No. 1 to Schedule TO filed by the  Partnership,
     ORIG, J.D. Nichols and Brian F. Lavin on July 30, 2001).

(a)(2) None.

(a)(3) None.

(a)(4) None.

(a)(5) None.

(e)  Section  11 of the  Amended  and  Restated  Offer to  Purchase  sent by the
     Partnership to Limited Partners on July 30, 2001 (Incorporated by reference to Exhibit  (a)(1)(vii)  to  Amendment  No. 1 to  Schedule  TO filed by the
     Partnership, ORIG, J.D. Nichols and Brian F. Lavin on July 30, 2001).

(g)  None.

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